Exhibit 99.10

(Unofficial English Translation)

Oil Depot Lease Agreement

Party A: Shaanxi Wanjie Trade Co., Ltd. (hereafter referred to as “Party A”)

Party B: Xi’an Orient Petroleum Group Co., Ltd. (hereafter referred to as “Party B”)

This Lease Agreement (the “Agreement”) is entered into by and between the above parties in connection with the lease of oil depot owned by Party A, pursuant to the Economic Contract Law and other relevant laws and regulations, based on the principles of good faith, equality and mutual benefit, through consultation between the parties.

I.	Object of Lease

Party A agrees to lease its oil storage depot and related facilities (the “Property”) located on the premises of the 533 Office of the State Reserves Bureau to Party B.

II.	Lease Term, Price and Payment Date

1.	The lease term is fifteen years, starting from April 1, 2008 to March 31, 2023.

2.
The facilities covered by this lease include oil tanks (4 vertical tanks with a volume of 1,095 cubic meters each; 8 horizontal tanks with a volume of 150 cubic meters each; and 6 train tanks with a volume of 70 cubic meters each), flowlines, loading platforms, plants, offices (except that two offices are remained in use by Party A), graphics and documentations.

3.	The rent of the oil depot is 650,000 RMB per year.

4.	Upon execution of the Agreement, Party B shall make a one-time payment of 700,000 RMB to Party A. Party B shall pay an amount of 600,000RMB as the rent for the second year by August 30, 2008.

III.	Management

1.
During the lease term, Party B shall comply with Party A’s policies in connection with managing the Property and strictly follows the procedures of handling oil products. Party B shall place staff in charge of security and fire control of the Property. Party B shall also comply with laws and regulations on business and tax and shall undertake any civil, criminal or economic liabilities arising from economic damages, personal injuries, illegal conducts or safety issues related to the Property.

2.
The types of oil products that Party B can store in the Property are limited to residual oil, lubricating oil, gas oil, fuel oil, methanol and gasoline. Party B shall not store poisonous oil or corrosive oil that does not meet the national standard.

3.	During the lease term, Party A shall pay the water and electricity expenses of the Property on a quarterly basis. Party B shall reimburse such expenses to Party A.

4.
Upon the execution of the Agreement, the parties shall process the transfer of the Property. The parties shall sign a check list of all properties and facilities on lease. Upon the expiration of the lease, Party B shall return all properties and facilities on the check list to Party A.

5.
During the lease term, Party B shall not change, remove or sell any Property without Party A’s prior consent. If Party B needs to reconstruct any facilities as needed for production activities, Party B shall submit a reconstruction plan in writing to Party A and may start the reconstruction only if Party A consents to the plan.

6.
Upon expiration of the lease, Party B may transfer any increased fixed assets (such as facilities added to the Property by Party B) for a price equivalent to the value of the net fixed assets of the facilities excluding depreciation. Party B shall remove any removable added facilities. Party A shall take over without condition any non-removable added facilities.

7.	During the lease term, if Party A needs to use the loading platform in the Property, Party A shall consult with Party B one week in advance in terms of management fee and method of use.

IV.	Placement of Employees

1.	Party B shall place two full time employees to work in the Property during the lease term.

2.	Party B shall have the right to dismiss Party A’s employees who are working in the Property if the employee violates any rules or policies of Party B.

V.	Miscellaneous

1.
One month upon the execution of the Agreement, Party A shall complete the execution of a Railway Sharing Agreement on behalf of Party B in connection of Party B’s use of the Railway 103. The shipping names of Party B’s oil products are residual oil, lubricating oil, gas oil, fuel oil, methanol and gasoline. If Party A fails to complete the execution of the Railway Sharing Agreement within the agreed time period, this Agreement shall terminate and Party A shall refund the rent.

2.	Party A shall be solely responsible for any liabilities or debts generated prior to the execution of this Agreement.

VI.	Termination of the Agreement

1.
Any party shall not unilaterally terminate the Agreement except for in the occurrence of a force majeure event (such as government expropriation, outbreak of war, government action and natural disasters).

2.
If Party A intends to sell the Property, Party B shall have the priority to purchase the Property with equivalent offer to other potential buyers. If Party B waives the priority to purchase, Party A has the right to terminate the Agreement. If Party A terminates the Agreement, Party A shall refund the rent of the remaining lease term and compensate Party B an amount of no less than 5% of the annual rent.

3.	Party A has the right to terminate the Agreement if Party B fails to pay the rent within the agreed period of time.

4.
Party B may renew the Agreement one month before the expiration date of the Agreement. Upon renewal, Party B shall make a one-off rent payment. If no renewed lease is signed by the parties, Party B shall return the Property to Party A according to the checklist within 10 days upon expiration of the Agreement.

VII.	Breach of Agreement

Any party who breaches the Agreement shall pay a damage equivalent to 10% of the paid annual rent to the non-breaching party.

VIII.	Dispute Resolution

The parties shall resolve the unsettled matter through consultation. If no resolution can be reached through consultation, the parties may submit the dispute to a court.

IX.	Effectiveness

This Agreement is executed into four duplicates. Each party shall hold two duplicates. Party B shall complete the first payment of rent within 8 days from the signing date of the Agreement and Party A shall issue a lease invoice to Party B upon receipt of the payment. Party A shall prepare relevant documentations for the transfer of Property and make the Property available for Party B’s use on April 1, 2008.

Party A: Shaanxi Wanjie Trade Co., Ltd (signature & seal)

Party B: Xi’an Orient Petroleum Group Co., Ltd. (signature & seal)

March 24, 2008